Exhibit 99.1

PRESS RELEASE Contact: Derek Cole Vice President, Investor Relations 720.540.5367 dcole@allos.com

TWO PRALATREXATE STUDIES PRESENTED AT THE 50th ANNUAL MEETING OF THE AMERICAN SOCIETY OF HEMATOLOGY

Responses Observed in 55% of Evaluable Patients in Phase 1 Trial of Pralatrexate in Patients with Relapsed or Refractory Cutaneous T-Cell Lymphoma

Responses Observed in 6 of 22 Evaluable Patients in Phase 1/2a Study of Pralatrexate and Gemcitabine in Patients with Relapsed or Refractory Non-Hodgkin’s Lymphoma or Hodgkin’s Lymphoma

Westminster, Colorado, December 6, 2008 – Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced that results from two pralatrexate (PDX) studies were presented as posters during the 50th Annual Meeting of the American Society of Hematology (ASH), on December 6, 2008, in San Francisco, California.  One poster reports interim data from a Phase 1 trial of pralatrexate as a single agent in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL). The second poster reports interim data from a Phase 1/2a trial of pralatrexate in combination with gemcitabine in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) or Hodgkin’s lymphoma.

“We are encouraged by these interim data which suggest that pralatrexate has activity when administered as a single agent in patients with CTCL and in combination with gemcitabine in patients with lymphoma,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “The studies will continue with the objective of determining the optimal dose and schedule for these indications.”

Pralatrexate in CTCL (Phase 1)

The poster (abstract 1569) entitled “Pralatrexate (PDX) is Active in Cutaneous T-Cell Lymphoma: Preliminary Results of a Multi-center Dose-finding Trial” presented interim data from the Company’s ongoing Phase 1 trial of pralatrexate in patients with relapsed or refractory CTCL. Data were presented on 24 patients, including 22 evaluable patients who completed at least one cycle of treatment at doses ranging from 10-30 mg/m(2) as part of a weekly schedule for two or three weeks followed by one week of rest. Responses were observed in 12 of 22 evaluable patients (55%), including one complete response and 11 partial responses. Patients received a median of four prior systemic therapies. The most common adverse event was mucosal inflammation, with Grade 1/2 mucosal inflammation observed in 11 of 24 patients and Grade 3 mucosal inflammation observed in 4 of 24 patients. There was no Grade 4 mucosal inflammation and no thrombocytopenia above Grade 1. Up to 56 evaluable patients will be enrolled in the study with the objective of determining the optimal dose and schedule for pralatrexate in this patient population. Steven Horwitz, M.D., Assistant Attending Physician,

Lymphoma Service, Memorial Sloan-Kettering Cancer Center, is the Principal Investigator of the study.

Pralatrexate and Gemcitabine in Lymphoproliferative Malignancies (Phase 1/2a)

The poster (abstract 1570) entitled “A Phase 1/2a Open-label Study of Pralatrexate and Gemcitabine in Patients with Relapsed or Refractory Lymphoproliferative Malignancies” presented interim data from the Company’s ongoing Phase 1/2a open-label, multi-center study of pralatrexate in combination with gemcitabine in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) or Hodgkin’s lymphoma.  Data were presented on 27 patients, 22 of whom were evaluable for response.  Patients have been enrolled in eight cohorts with different doses and schedules.  Partial responses were observed in 6 of 22 evaluable patients, including five patients on a sequential dosing schedule and one patient on a same-day dosing schedule.  Patients received a median of three prior systemic regimens.  The most common adverse event was thrombocytopenia, with Grade 3 observed in four patients and Grade 4 observed in seven patients.  The maximum tolerated dose for the sequential dosing schedule was established as 10 mg/m(2) of pralatrexate followed by 300 mg/m(2) of gemcitabine, once every two weeks.  Enrollment in the trial is ongoing to determine the maximum tolerated dose for the same same-day dosing schedule.  Dr. Horwitz is the Principal Investigator of the study.

Reprints of the posters will be available under the “Presentations” tab of the “Investor Relations” section of the website (www.allos.com).

About Pralatrexate (PDX)

Pralatrexate is a novel targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention. Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance. Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death. The Company believes pralatrexate has the potential to be delivered as a single agent or in combination therapy regimens.

About Cutaneous T-Cell Lymphoma

Cutaneous T-cells lymphomas, or CTCLs, are comprised of a number of non-Hodgkin’s T-cell lymphomas, including mycosis fungoides and Sezary syndrome, which have their primary manifestations in the skin. According to the Lymphoma Research Foundation, CTCL accounts for approximately 2% to 3% of the estimated 63,000 new cases of non-Hodgkin’s lymphoma diagnosed each year in the United States. The Company estimates the current annual prevalence of CTCL in the United States is between 16,000 and 20,000 cases.

About Non-Hodgkin’s Lymphoma

Non-Hodgkin’s lymphoma (NHL) is the most common hematological cancer and the fifth leading cause of cancer death in the U.S. According to the American Cancer Society, approximately 66,000 patients are expected to be diagnosed with NHL in the United States in 2008.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, pralatrexate, is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating pralatrexate in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma subtypes.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently being evaluated in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s lymphoma (NHL). The Company currently retains exclusive worldwide rights to pralatrexate and RH1 for all indications. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential activity of pralatrexate when administered as a single agent in patients with CTCL and in combination with gemcitabine in patients with lymphoma, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that the interim data from the clinical trials discussed in this press release may not be confirmed upon full analysis of the detailed results of the trials, and may not be predictive of future clinical trial designs or results; and that the Company may lack the financial resources and access to capital to fund ongoing or planned clinical trials for pralatrexate or any of its other product candidates, or to continue evaluating their therapeutic utility in other potential indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

# # #